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                                                                      Exhibit 21

List of Subsidiaries

FairMarket UK Limited
Regal House
70 London Street
Twickenhan, Middlesex TW1 3QS
United Kingdom

FairMarket Securities Corporation
500 Unicorn Park Drive
Woburn, Ma 01801

FairMarket Deutschland GMBH
c/o Farber & Partner Steuerberater, Rechtsanwalt
Bad Homburg v.d. Hohe
Bad Homburg v.d. Hohe
Germany

FairMarket Network PTY Ltd.
c/o FairMarket, Inc.
500 Unicorn Park Drive
Woburn, Ma. 01801